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                       UGI UTILITIES INC. AND SUBSIDIARIES
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                  AND PREFERRED STOCK DIVIDENDS - EXHIBIT 12.2
                             (THOUSANDS OF DOLLARS)



                                                     Nine
                                                    Months
                                                     Ended                   Year Ended September 30,
                                                   June 30,       -------------------------------------------------
                                                     1998          1997          1996          1995           1994
                                                     ----          ----          ----          ----           ----
EARNINGS:
Earnings before income taxes                        $61,301       $63,275       $61,717       $39,759       $41,244
Interest expense                                     12,847        16,696        15,921        16,632        16,482
Amortization of debt discount and expense               149           176           173           206           187
Interest component of rental expense                  1,222         1,887         1,838         1,604         1,344
                                                    -------       -------       -------       -------       -------
                                                    $75,519       $82,034       $79,649       $58,201       $59,257
                                                    =======       =======       =======       =======       =======

COMBINED FIXED CHARGES AND PREFERRED
      STOCK DIVIDENDS:
Interest expense                                    $12,847       $16,696       $15,921       $16,632       $16,482
Amortization of debt discount and expense               149           176           173           206           187
Allowance for funds used during
      construction (capitalized interest)                30           114           107            65           136
Interest component of rental expense                  1,222         1,887         1,838         1,604         1,344
Preferred stock dividend requirements                 1,772         2,764         2,765         2,778         1,356
Adjustment required to state preferred stock
      dividend requirements on a pretax basis         1,079         1,754         1,685         1,164         1,018
                                                    -------       -------       -------       -------       -------
                                                    $17,099       $23,391       $22,489       $22,449       $20,523
                                                    =======       =======       =======       =======       =======
Ratio of earnings to combined fixed charges
      and preferred stock dividends                    4.42          3.51          3.54          2.59          2.89
                                                    =======       =======       =======       =======       =======